Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
June 5, 2014

Everest Reinsurance Holdings, Inc.

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938

Re:	Registration Statement No. 333-177322; Issuance of $400,000,000 Aggregate Principal Amount of 4.868% Senior Notes due 2044

Ladies and Gentlemen:

We have acted as special counsel to Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of $400,000,000 aggregate principal amount of its 4.868% Senior Notes due 2044 (the “Notes”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 14, 2011, as amended by the post-effective amendment filed with the Commission on June 2, 2014 (File No. 333-177322) (the “Registration Statement”), including the prospectus constituting a part thereof, dated June 2, 2014, and the final supplement to the prospectus, dated June 2, 2014 and filed by the Company with the Commission on June 3, 2014 under the Act (collectively, the “Prospectus”). The Notes are being issued pursuant to an indenture, dated as of March 14, 2000 (the “Base Indenture”), between the Company and The Bank of New York Mellon, as successor in interest to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2014, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have also assumed without verification that the Indenture has been duly authorized, executed and delivered by the Trustee.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

June 5, 2014

Based upon the foregoing, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Notes, the Notes, when sold in exchange for the consideration set forth in the Prospectus, will be duly authorized and will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether such enforceability is considered in a proceeding of equity or in law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to the Federal laws of the United States of America and the laws of the States of New York and Delaware, and we express no opinion herein concerning the laws of any other jurisdiction.

Very truly yours,

/s/ MAYER BROWN LLP

Mayer Brown LLP